For the annual period ended (a) 10/31/96
File number (c) 811-4864


                           SUB-ITEM 77C
       Submission of Matters to a Vote of Security
Holders

     A Special Meeting of Shareholders was called for October 30, 1996. At such meeting the shareholders approved the following proposals:

     a)   Approval that Edward D. Beach, Delayne
Dedrick Gold, Robert F. Gunia, Donald
              D. Lennox, Douglas H. McCorkindale, Mendel A.
                  Melzer, Thomas T. Mooney, Stephen P.
     Munn, Richard A. Redeker, Robin B. Smith, Louis
     A. Weil, III and Clay T. Whitehead are
duly elected to serve as Trustees of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Trustees are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.

             b)   Approval of the proposed amendment of  the
                      Fund's fundamental investment
          restriction regarding investment in shares of other investment companies, as described in such Fund's proxy statement.

          For                 Against
Abstain
          30,828,109               1,853.447
2,259,891

     C)   Approval of the proposed elimination of
the Fund's fundamental investment
     restriction relating to investment in
     securities of unseasoned issuers, as described in such Fund's proxy statement.

          For                 Against
Abstain
          29,823,109               2,584,425
2,425,088


     D) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          For                 Against
Abstain
          41,374,283               463,171
1,869,278

     E) In their discretion on any other business which may properly come before the meeting or any adjournment thereof.